------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer     Michael           E.        |    Pulitzer Inc. (PTZ)                          |       x   Director     x  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       x   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
     900 North Tucker Boulevard          |   (Voluntary)         |     12/2001             |         Chairman of the Board
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | x  Form Filed by One Reporting Person
St. Louis         MO             63101   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/03/2001  |   S   |       |  1,000 |   D  |  $47.82  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/04/2001  |   S   |       |  1,000 |   D  |  $46.97  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/05/2001  |   S   |       |  1,000 |   D  |  $46.97  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/06/2001  |   S   |       |  1,000 |   D  |  $47.72  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/07/2001  |   S   |       |  1,000 |   D  |  $48.57  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/10/2001  |   S   |       |  1,000 |   D  |  $49.22  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/11/2001  |   S   |       |  1,000 |   D  |  $48.67  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/12/2001  |   S   |       |  1,000 |   D  |  $49.22  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/13/2001  |   S   |       |  1,000 |   D  |  $48.98  |             |    D     |
----------------------------------------------------------------------------------------------------------------------------------


------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer     Michael           E.        |    Pulitzer Inc. (PTZ)                          |       x   Director     x  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       x   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
     900 North Tucker Boulevard          |   (Voluntary)         |     12/2001             |         Chairman of the Board
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | x  Form Filed by One Reporting Person
St. Louis         MO             63101   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/14/2001  |   S   |       |  1,000 |   D  |  $48.07  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/17/2001  |   S   |       |  1,000 |   D  |  $48.60  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/18/2001  |   S   |       |  1,000 |   D  |  $49.97  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/19/2001  |   S   |       |  1,000 |   D  |  $50.22  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/20/2001  |   S   |       |  1,000 |   D  |  $50.27  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/21/2001  |   S   |       |  1,000 |   D  |  $50.18  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/24/2001  |   S   |       |  1,000 |   D  |  $50.07  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/26/2001  |   S   |       |  1,000 |   D  |  $49.59  |             |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |  12/27/2001  |   S   |       |  1,000 |   D  |  $49.47  |             |    D     |
----------------------------------------------------------------------------------------------------------------------------------


------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Pulitzer    Michael        E.         |    Pulitzer Inc. (PTZ)                          |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |      12/2001            |     -----
 900 North Tucker Boulevard              |   (Voluntary)         |                         |        Chairman of the Board
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
 St. Louis       MO              63101   |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          | 12/28/2001   |   S   |       | 1,000  |  D   | $49.35   |             |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          | 12/31/2001   |   S   |       | 1,000  |  D   | $49.47   |  19,000     |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class B Common Stock, $.01 par        |              |       |       |        |      |          | 1,846,746   |          |
value (1)                             |              |       |       |        |      |          | (2)         |   I      |  (3)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

See Attached Page(s)                                                              /s/ Michael E. Pulitzer           January 10, 2002
                                                                                  --------------------------------  ----------------
                                                                                  Signature of Reporting Person(1)        Date

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)

FORM 4 (continued)       Explanation of Responses

      Name:  Michael E. Pulitzer           STATEMENT FOR MONTH/YEAR: 12/2001
             900 North Tucker Boulevard    ISSUER NAME: PULITZER INC. (PTZ)
             St. Louis, MO 63101

Note 1:
         Table I. Item 1.
         Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.

Note 2:
         Table I. Item 5.
         Mr. Pulitzer may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 11,389,232 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which he is a trustee.

Note 3:
         Table I. Item 7.
         Right to acquire upon conversion of 1,846,746 shares of Class B Common Stock held in the voting trust described above. Of these 1,846,746 shares indirectly owned by Michael E. Pulitzer, beneficial ownership is disclaimed for 500 shares held in trust for the benefit of the wife of the reporting person; 1,757,296 shares are held by a Trust for the benefit of Mr. Pulitzer under a Trust Agreement dated as of March 22, 1982; 46,170 shares are held by a Trust for the benefit of Mr. Pulitzer under a Trust Agreement dated as of August 16, 1983; and 42,780 shares are held by The Ceil and Michael E. Pulitzer Foundation, Inc., a charitable foundation for the benefit of Mr. Pulitzer who claims beneficial ownership of these 42,780 shares.


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